CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-14 of Vivaldi Orinda Opportunities Fund, a series of Investment Managers Series Trust II and to the use of our report dated April 29, 2016 on the financial statements and financial highlights of Vivaldi Orinda Macro Opportunities Fund, a series of shares of Advisors Series Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
October 17, 2016